EXHIBIT 99.1
Regency Centers Corporation
Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON
(904) 598-7422

REGENCY CENTERS CLOSES $600 MILLION UNSECURED REVOLVING CREDIT FACILITY

Jacksonville, Fla. (September 7, 2011) -- Regency Centers Corporation (the “Company”) today announced it has closed on the refinancing of its $600 million credit facility (the “Facility”). The Facility bears interest at an annual rate of LIBOR plus 125 basis points and is based on the higher of the Company's current corporate credit ratings from Moody's and S&P. The Facility will expire in September 2015 and includes one, one-year extension option. In addition, the Company has the ability to upsize the Facility through an accordion feature to $1 billion.

Wells Fargo Securities, LLC and PNC Capital Markets LLC acted as joint lead arrangers and joint book managers for the Facility. Wells Fargo Bank, National Association is the administrative agent. PNC Bank, National Association acted as syndication agent and Bank of America, N.A., JPMorgan Chase Bank, N.A. and SunTrust Bank acted as documentation agents. Comerica Bank, Regions Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and U.S. Bank, National Association are senior managing agents. Bank of Tokyo - Mitsubishi UFJ, Ltd., Chang Hwa Commercial Bank, Ltd. and Mizuho Corporate Bank, Ltd. are all participants for the transaction.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers.  At June 30, 2011, the Company owned 367 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 50.1 million square feet located in top markets throughout the United States.  Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion.  Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties.  Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements.  Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.